Exhibit 10.1

June 4, 2018

Mr. Matthew Long

25580 North Shore Drive

Elkhart, In 46514

Dear Matthew,

On behalf Spartan Motors, Inc., we would be pleased if you would join our Spartan Motors team.

This letter is to confirm an offer of employment with Spartan Motors, Inc. in the position of Interim Chief Financial Officer, reporting to Daryl Adams, President and CEO.

The following outlines the components of our offer of employment:

1. Standard Components of Offer -

Base Salary - Your bi-weekly base salary will be $12,307.69 which annualized equals $320,000.

Vacation Benefits - You will receive (4) four weeks of vacation benefits prorated based on hire date to accrue at 3.08 hours per week. The vacation period is the calendar year. If your employment ends less than one year of your date of hire (with or without cause), you will not be paid for the unused vacation.

Welfare Benefits - You will be eligible for our medical benefits 61 calendar days from your date of hire. Spartan Motors offers one PPO plan and two different High Deductible Plan HSA’s. There are also Dental and Vision plans available separate from the health plan offerings. If you need COBRA coverage for the 60 calendar days from your date of hire, the Company will reimburse you for such cost.

Retirement Benefits - You will be eligible to participate in the Spartan Motors Retirement Plan, a 401(k) Plan. You will be automatically enrolled at 3% in the Plan the first day of the calendar month following sixty (60) days of employment. Spartan Motors matches 50% of the associate’s contribution up to the first 6%. If you have an existing balance in a 401(k) plan and wish to roll it over, information can be obtained from our Human Resources Department.

2. Leadership Team Compensation Plan –

As a member of Spartan’s Leadership Team, you are eligible participate in the Spartan Motors, Inc. Leadership Team Compensation Plan. This Plan is available in the sole discretion of the Company and participation in one year does not guarantee participation in subsequent years. Under this Plan, certain additional elements of compensation will be paid according to the terms of the Plan and at the sole discretion of the Company as follows:

Annual Incentive Compensation - This incentive bonus is based upon the corporation’s overall financial performance and performance to operational objectives. The target level for this bonus in your position (Tier 1) is 60% of your annual base salary. The actual payout depends on the company’s financial performance. If paid out the amount will be prorated and paid in March 2019.

Annual Long Term Incentive Compensation - Grants of restricted Company stock grants will be made targeted at an equivalent amount of 60% of your annual base salary. These discretionary performance-based awards are to be granted by the Spartan Motors Board of Directors on an annual basis. Restricted stock grants are awarded solely within the discretion of the Spartan Motors board, and are not guaranteed. Restricted stock grants are subject to the terms of the applicable Company stock plan. This stock will be fully vested over a three (3) year period. Your first eligibility for this stock grant will be in March 2019 and if granted would vest beginning in 2020.

3. Sign-On Bonus

You are eligible for a sign-on bonus of 11,000 shares of SPAR stock which will be granted at the usual and customary grant date of March 30, 2019. These shares will be subject to three (3) pro-rata vesting; these three tranches will vest 33% per year for the following three (3) years (March 2020, March 2021 and March 2022). Current value of this grant is approximately $160,000.

4. Confidentiality & Limited Non-Competition Agreement –

A Confidentiality & Limited Non-Competition Agreement will be a condition of your employment with Spartan Motors, Inc. and will entered between you and the Company effective with the commencement of your employment with the Company.

5. Severance -

Absent employee misconduct, in the event your employment with Spartan Motors is involuntarily terminated, you will be eligible to receive a twelve (12) month severance comprising twelve months of base salary continuation at your then-current base salary rate. Any other components of severance are within the sole discretion of the Company. The terms and conditions regarding severance are set forth in a plan to become effective with the commencement of your employment with the Company

NOTE: Notwithstanding this written offer and all preliminary communications, this offer is conditional and contingent on your meeting with Spartan Board of Director’s members and their respective approval of this offer; including all terms and conditions.

Interpretation of Offer Letter - This offer letter is just that – an offer letter. Same when you sign in the space provided below indicating acknowledgment and agreement. This offer letter, whether signed by you or not, is not an employment contract. Any contractual commitments will be set forth separate and apart from this offer letter.

By signing this offer letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you are a full-time employee at the Company, you will abide by your duty of loyalty to the Company and will devote your full time, energy and attention to the interests of the Company (subject to your devotion of time to manage your personal assets and investments). You may participate in charitable, professional and community activities and to service on boards of directors of other companies, provided such devotion of time does not materially interfere with your service to the Company.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, without liability to you other than as expressly provided in this offer letter and any ancillary agreements. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this matter. Although your job duties, title, compensation and benefits, as well as the Company personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized representative of Spartan Motors, Inc.

As we discussed, these commitments are subject to you beginning your employment with Spartan Motors on June 11, 2018.

Spartan Motors has a Confidentiality Agreement, background check forms that will require your signature and this offer is contingent pending the results of this background check.

Spartan Motors Inc. is a drug free workplace and tobacco-free campus. In support of these initiatives, you will be subject to random drug testing during the first year of your employment.

If the above terms and conditions of our offer of employment are acceptable, please place your signature, date below, and return a scanned copy to my attention. Also, please mail the originally signed letter to my attention.

If you have any questions concerning this letter, please do not hesitate to contact me through my contact information previously supplied.

Lastly, in anticipation of your acceptance of this offer, we wish you every success as you join the Spartan Motors team. Acceptance is requested in accordance with mutually agreed upon dates.

Sincerely,

SPARTAN MOTORS, INC.

  /s/ Thomas C. Schultz_______________

By: Thomas C. Schultz

Its: Chief Administrative Officer

Acknowledged and agreed to the __8th_____day of _June__, __2018____.

__/s/ Matthew W. Long_______________

Signature

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